Exhibit 4.1

USD 250,000,000

FACILITY AGREEMENT

dated [                       ]

for

OPEN JOINT STOCK COMPANY “WIMM-BILL-DANN FOODS”

arranged by

ABN AMRO BANK N.V.

CALYON

ING BANK N.V.

as Mandated Lead Arrangers

with

ING BANK N.V., LONDON BRANCH

as Agent

L-149937

Linklaters LLP

CONTENTS

CLAUSE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation
SECTION 2
THE FACILITIES
2.	The Facility
3.	Purpose
4.	Conditions of Utilisation
SECTION 3
UTILISATION
5.	Utilisation
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment
7.	Prepayment and cancellation

SECTION 5

COSTS OF UTILISATION

8.	Interest
9.	Interest Periods
10.	Changes to the calculation of interest
11.	Fees

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax gross-up and indemnities
13.	Increased costs
14.	Other indemnities
15.	Mitigation by the Lenders
16.	Costs and expenses

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations
18.	Information undertakings
19.	Financial covenants
20.	General undertakings
21.	Events of Default

SECTION 8

CHANGES TO PARTIES

22.	Changes to the Lenders
23.	Changes to the Borrower

SECTION 9

THE FINANCE PARTIES

24.	Role of the Agent and the Arranger
25.	Conduct of business by the Finance Parties
26.	Sharing among the Finance Parties

SECTION 10

ADMINISTRATION

27.	Payment mechanics
28.	Set-off
29.	Notices
30.	Calculations and certificates
31.	Partial invalidity
32.	Remedies and waivers
33.	Amendments and waivers
34.	Counterparts

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.	Governing law
36.	Enforcement

THE SCHEDULES

SCHEDULE

SCHEDULE 1 The Original Lenders
SCHEDULE 2 Conditions precedent and subsequent
SCHEDULE 3 Utilisation Request
SCHEDULE 4 Mandatory Cost formula
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Compliance Certificate
SCHEDULE 7 Timetables

THIS AGREEMENT is dated [                             ] and made between:

(1)         OPEN JOINT STOCK COMPANY “WIMM-BILL-DANN FOODS” (the “Borrower”);

(2)         ABN AMRO BANK N.V., CALYON and ING BANK N.V. as mandated lead arrangers (whether acting individually or together the “Arranger”);

(3)         THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)         ING BANK N.V., LONDON BRANCH as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Acquisition” means the acquisition by any member of the Group of any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.

“Acquisition Costs” means all costs, fees and expenses (and Taxes on them) and all stamp duty, stamp duty land tax, registration and other similar Taxes incurred by or on behalf of a member of the Group or the relevant Obligor (as applicable) in connection with an Acquisition.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Reorganisation” means:

(a)            (i) the merger (sliyaniye) (as this term is construed by applicable Russian law) of the Borrower and WBD or (ii) the accession (prisoedinyeniye) (as this term is construed by applicable Russian law) of WBD to the Borrower (resulting in the Borrower being the surviving entity); and

(b)           (i) the merger (sliyaniye) (as this term is construed by applicable Russian law) of WBD Beverages and certain other subsidiaries of the Borrower listed in the Agreed Reorganisation Memorandum or (ii) the accession (prisoedinyeniye) (as this term is construed by applicable Russian law) of such subsidiaries to WBD Beverages (resulting in WBD Beverages being the surviving entity), which, in each case, (A) in the reasonable opinion of the Majority Lenders, does not and is not likely to have an adverse effect on the ability of the Borrower, WBD Beverages or any surviving entity (as the case may be), to perform or comply with any of its obligations under any Finance Document and (B) is in accordance with the Agreed Reorganisation Memorandum.

“Agreed Reorganisation Memorandum” means a memorandum, in form and substance satisfactory to the Agent, prepared by the Borrower and containing a detailed description of the Agreed Reorganisation.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)            in relation to Tranche 1, the period from and including the date of this Agreement to and including 21 May 2008 (or, if not a Business Day, the next Business Day); and

(b)           in relation to Tranche 2, the period from and including the date of this Agreement to and including the date which is three Months after the date of this Agreement,

or, in each case, if earlier, the day on which each Lender’s Commitment under the relevant Tranche is zero.

“Available Tranche 1 Commitment” means, in relation to Tranche 1, a Lender’s Commitment under that Tranche minus:

(a)            the amount of its participation in any outstanding Loans under that Tranche; and

(b)           in relation to any proposed Utilisation under that Tranche, the amount of its participation in any Loans that are due to be made under that Tranche on or before the proposed Utilisation Date.

“Available Tranche 2 Commitment” means, in relation to Tranche 2, a Lender’s Commitment under that Tranche minus:

(a)            the amount of its participation in any outstanding Loans under that Tranche; and

(b)           in relation to any proposed Utilisation under that Tranche, the amount of its participation in any Loans that are due to be made under that Tranche on or before the proposed Utilisation Date.

“Break Costs” means the amount (if any) by which:

(a)            the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, London, New York and Moscow.

“Change of Shareholding Structure” means any person, other than an Excluded Person or Excluded Persons, whether acting alone or together with (an)other person(s):

(a)            has or acquires, directly or indirectly, in aggregate more than 25 per cent. of the voting shares of the Borrower (whether by virtue of any issuance, sale or other disposition of such shares, any merger or other transaction having a similar effect or any voting trust or other agreement);

(b)           has or acquires the right to appoint or remove a majority of the Borrower’s board of directors or its chief executive officer; or

(c)            has or acquires the power to cast or control the casting of more than 25 per cent. of the voting rights in the Borrower.

“Commitment” means a Tranche 1 Commitment or a Tranche 2 Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dollars”, “USD” or “$” means the lawful currency of the United States of America.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)            air (including air within natural or man-made structures, whether above or below ground);

(b)           water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)            land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)            have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)           provide remedies or compensation for harm or damage to the Environment; or

(c)            relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Eurobond Facility Agreement” means the USD150,000,000 loan agreement dated 21 May 2003 between the Borrower as borrower and UBS (Luxembourg) S.A. as lender.

“Excluded Persons” means Groupe DANONE SA and its subsidiaries, I.M. Arteks Holding Limited, Gavril A. Yushavaev, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov, David Iakobachvili, Mikhail I. Vishnyakov and Viktor E. Evdokimov and each of their legal successors, respective heirs and first degree relatives.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Borrower, or the Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Guarantee, any Fee Letter, the Mandate Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)            moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)            any amount raised under any other transaction having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)           shares which are expressed to be redeemable prior to the Termination Date;

(i)             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above. (For the avoidance of doubt, this paragraph (j) shall include any guarantee, indemnity or other similar instrument in respect of obligations of any person who is not a member of the Group, arising under any of the items referred to in paragraphs (a) to (i) above.)

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“GBP” means the lawful currency for the time being of the United Kingdom.

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Structure Chart” means the structure chart of the Group delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) as updated from time to time pursuant to paragraph (c) of Clause 18.4 (Information: miscellaneous).

“Guarantee” means the WBD Guarantee or the WBD Beverages Guarantee.

“Guarantor” means WBD or WBD Beverages.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Instruction 117-I” means the Central Bank of the Russian Federation Instruction N 117-I dated 15 June 2004.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)            any Original Lender; and

(b)           any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors (or any of them) to the Finance Parties under or in connection with the Finance Documents (or any of them) (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to any Loan:

(a)            the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means the Tranche 1 Loan or a Tranche 2 Loan.

“Majority Lenders” means:

(a)            if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3  per cent. of all the Loans then outstanding.

“Mandate Letter” means the mandate letter between the Obligors and the Arranger dated 14 February 2008.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means 1.75 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)            the financial condition, assets, prospects or business of any Obligor or the consolidated financial condition, assets, prospects or business of the Group or the Obligors taken as a whole;

(b)           the ability of any Obligor to perform and comply with its obligations under any Finance Document; or

(c)            the validity, legality or enforceability of any Finance Document.

“Material Asset” means:

(a)            in relation to an Obligor, any asset(s) of that Obligor the value of which (as determined in accordance with GAAP) exceeds 5 per cent. of the Total Assets of that Obligor;

(b)           in relation to any member of the Group which is not an Obligor, any asset(s) of that member of the Group the value of which (as determined in accordance with GAAP) exceeds 5 per cent. of the Total Assets of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)            if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month,

(and “Monthly” shall be construed accordingly). The above rules will only apply to the last Month of any period.

“Obligor” means the Borrower or a Guarantor.

“Original Financial Statements” means the financial statements:

(a)            of the Borrower on a consolidated basis for the accounting year ending 31 December 2006, audited and prepared in accordance with GAAP;

(b)           of the Borrower on a consolidated basis for the accounting quarter ending 30 September 2007 prepared in accordance with GAAP;

(c)            of each Obligor on a stand-alone basis for the accounting year ending 31 December 2006, audited and prepared in accordance with RAS; and

(d)           of each Obligor on a stand-alone basis for the accounting quarter ending 31 December 2007 prepared in accordance with RAS.

“Party” means a party to this Agreement.

“Passport Bank” means ING Bank Eurasia ZAO acting in its capacity as transaction passport bank in relation to this Agreement in accordance with Instruction 117-I.

“Permitted Disposal” means any sale, lease, licence, transfer, assignment or other disposal of any asset made:

(a)            in the ordinary course of trading of the disposing entity (including, for the avoidance of doubt, cash and cash equivalent investments) and on arm’s length terms;

(b)           by a member of the Group to another member of the Group;

(c)            with the prior written consent of the Agent; or

(d)           on arm’s length terms where the higher of the market value and the consideration receivable for any sale, lease, transfer or other disposal does not exceed 10 per cent. in aggregate of the Total Assets of the Group in any financial year.

“Permitted Guarantee” means:

(a)            any guarantee or indemnity given in favour of directors and officers of any member of the Group in respect of their function as such;

(b)           any indemnity given to professional advisers and consultants in the ordinary course of business;

(c)            any guarantee given to any person which is not a member of the Group in respect of any netting or set-off arrangements; and

(d)           the endorsement of negotiable instruments in the ordinary course of trading; or

(e)            any guarantee or indemnity provided in respect of the obligations of any person which is a distributor or supplier to any member of the Group,

provided that such guarantee, indemnity or endorsement shall be given only in respect of obligations undertaken on arm’s length terms and provided further that the aggregate amount of all such guarantees, indemnities and endorsements, when taken together with the aggregate value of the assets of the Obligors secured by any Permitted Security, shall not exceed 15 per cent. of the Total Assets of the Group.

“Permitted Security” means any Security granted by a member of the Group to any person who is not a member of the Group, provided that:

(a)            in relation to any Obligor on a stand-alone basis, the aggregate value of the assets of that Obligor secured thereby, together with the aggregate amount of Permitted Guarantees given by that Obligor, shall not exceed 15 per cent. in aggregate of the Total Assets of that Obligor; and

(b)                                  in relation to the Group on a consolidated basis, the value of the assets of the Group secured thereby, together with the aggregate amount of Permitted Guarantees given by the Obligors, shall not exceed 15 per cent. in aggregate of the Total Assets of the Group.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“RAS” means the accounting principles and practices specified by the laws of the Russian Federation, consistently applied.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of ABN AMRO Bank N.V., CALYON and ING Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), 17.9 (No default) to 17.13 (No proceedings pending or threatened) and 17.17 (Taxes).

“Reservations” means:

(a)            the principle that equitable remedies (and similar remedies under the laws of any relevant jurisdiction) may be unavailable or granted or refused at the discretion of a court, the limitation of the recognition of a chosen choice of law or validity and enforcement of rights and obligations in each case by laws relating to public policy (including the principles of non-recognition of judgments on the grounds of lack of natural justice or res judicata and the principle that a court will not enforce a penalty or any other contractual provision held to be in terrorem), bankruptcy, liquidation, winding-up, dissolution, administration, insolvency, reorganisation and/or other laws generally affecting the rights of creditors;

(b)           the time barring of claims under statutes of limitation or similar acts or principles in any relevant jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim and similar principles of law, contractual severance of an invalid, illegal and unenforceable provision of an agreement may not be effective in all circumstances;

(c)            the fact that a person vested with a discretion or a right to determine a matter in its opinion may be required to exercise that discretion reasonably or hold that opinion on reasonable grounds;

(d)           that any determination or certification which provides for such determination or certificate to constitute conclusive or prima facie evidence may not be so if it is shown to have been incorrect, unreasonable, arbitrary or given other than in good faith; and

(e)            the fact that courts may regulate the conduct of judicial proceedings and the recognition, award and enforcement of judgments and costs in accordance with the rules of the relevant lex fori notwithstanding any contractual stipulations to the contrary.

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period displayed as at 11:00 a.m. London time on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means, in relation to any company, corporation or other legal entity, a company, corporation or other legal entity:

(a)            which is controlled, directly or indirectly, by the first mentioned company, corporation or legal entity (as the case may be);

(b)           more than half the issued share capital or voting rights in respect of more than half the issued share capital of which is or are beneficially owned, directly or indirectly, by the first mentioned company, corporation or other legal entity (as the case may be); or

(c)            which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or other legal entity (as the case may be),

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is 36 Months after the date of this Agreement.

“Total Assets” shall have the meaning given to such term in Clause 19.3 (Financial definitions).

“Total Commitments” means the aggregate of the Total Tranche 1 Commitments and the Total Tranche 2 Commitments, being USD 250,000,000 at the date of this Agreement.

“Total Tranche 1 Commitments” means the aggregate of the Tranche 1 Commitments, being USD 150,000,000 at the date of this Agreement.

“Total Tranche 2 Commitments” means the aggregate of the Tranche 2 Commitments, being USD 100,000,000 at the date of this Agreement.

“Tranche” means Tranche 1 or Tranche 2.

“Tranche 1” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Tranche 1 Commitment” means:

(a)            in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Tranche 1 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 1 Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in Dollars of any Tranche 1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 1 Loan” means a loan made or to be made under Tranche 1 or the principal amount outstanding for the time being of that loan.

“Tranche 2” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facility).

“Tranche 2 Commitment” means:

(a)            in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Tranche 2 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 2 Commitment transferred to it under this Agreement; and

(b)           in relation to any other Lender, the amount in Dollars of any Tranche 2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 2 Loan” means a loan made or to be made under Tranche 2 or the principal amount outstanding for the time being of that loan.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)            the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“WBD” means Open Joint Stock Company “Wimm-Bill-Dann”, an open joint stock company registered and existing under the laws of the Russian Federation.

“WBD Beverages” means Public Joint Stock Company “Wimm-Bill-Dann Beverages”, an open joint stock company registered and existing under the laws of the Russian Federation.

“WBD Beverages Guarantee” means the guarantee entered into on or about the same date as this Agreement between WBD Beverages and the Agent.

“WBD Guarantee” means the guarantee entered into on or about the same date as this Agreement between WBD and the Agent.

1.2         Construction

(a)         Unless a contrary indication appears, any reference in this Agreement to:

(i)             the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title (and in the case of an Obligor, shall include any merged or surviving entity as a result of the Agreed Reorganisation), permitted assigns and permitted transferees;

(ii)            “assets” includes present and future properties, revenues and rights of every description;

(iii)           “control” of a company or corporation by any person or persons shall be construed as:

(A)         the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)          cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of that company or corporation; or

(2)          appoint or remove all, or the majority, of the members of a board of directors or members of a management board, a chief executive officer or other equivalent officers of that company or corporation (and the relevant person or persons shall be deemed to have power to make such an appointment if (x) an individual cannot be appointed as a director or an equivalent officer of that company or corporation without the exercise by the relevant person or persons of such power in the individual’s favour or (y) an individual’s appointment as a director or an equivalent officer of that company or corporation follows necessarily from the individual being a director or other equivalent officer of any of the relevant person or persons); or

(3)          give directions with respect to the operating and financial policies of that company or corporation with which the directors or other equivalent officers of that company or corporation are obliged to comply; or

(B)          the holding by that person or persons (directly or indirectly) of more than one-half of the issued share capital of that company or corporation (excluding any shares which are non-voting or any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital),

(and “controlled” shall be construed accordingly);

(iv)          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(v)           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, with which compliance is necessary) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)           a time of day is a reference to London time.

(b)         Section, Clause and Schedule headings are for ease of reference only.

(c)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)         A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3         Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.           THE FACILITY

2.1         The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments and in two Tranches:

(a)            Tranche 1 in an aggregate amount equal to the Total Tranche 1 Commitments; and

(b)           Tranche 2 in an aggregate amount equal to the Total Tranche 2 Commitments.

2.2         Finance Parties’ rights and obligations

(a)         The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)         A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.           PURPOSE

3.1         Purpose

(a)         The Borrower shall apply all amounts borrowed by it under Tranche 1 towards:

(i)             repayment in full and discharge of any and all of its liabilities under the Eurobond Facility Agreement; and

(ii)            as to any balance remaining, for its general corporate purposes.

(b)         The Borrower shall apply all amounts borrowed by it under Tranche 2 for its general corporate purposes.

3.2         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.           CONDITIONS OF UTILISATION

4.1         Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent and subsequent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2         Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)           no Default is continuing or would result from the proposed Loan; and

(b)           the Repeating Representations to be made by each Obligor are true in all material respects.

4.3         Conditions subsequent

(a)         The Borrower shall, as soon as practicable but in any event not later than six Months after the date of this Agreement, deliver to the Agent the evidence referred to in paragraph (a) of Part II of Schedule 2 (Conditions precedent and subsequent). Failure to deliver such evidence to the Agent on or before such date shall, unless waived by the Agent, constitute an immediate Event of Default under Clause 21 (Events of Default).

(b)         The Borrower shall, as soon as practicable but in any event not later than three Months after the date of this Agreement, deliver to the Agent the documents referred to in paragraphs (b) and (c) of Part II of Schedule 2 (Conditions precedent and subsequent). Failure to deliver such documents to the Agent on or before such date shall, unless waived by the Agent, constitute an immediate Event of Default under Clause 21 (Events of Default).

4.4         Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)            more than two Tranche 1 Loans would be outstanding; or

(b)           more than four Tranche 2 Loans would be outstanding.

SECTION 3

UTILISATION

5.           UTILISATION

5.1         Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2         Completion of a Utilisation Request

(a)         Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            it identifies the Tranche to be utilised;

(ii)           the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Tranche;

(iii)          the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)          the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)          it specifies the account of the Borrower (which shall be an account of the Borrower held with the Passport Bank) to which the proceeds of the Utilisation are to be credited.

(b)         The Borrower shall ensure that upon the receipt of the proceeds of each Utilisation of Tranche 1 into the account of the Borrower with the Passport Bank in accordance subparagraph (v) of paragraph (a) above such proceeds shall be paid to UBS (Luxembourg) S.A. as lender under the Eurobond Facility Agreement in discharge of the obligations of the Borrower under the Eurobond Facility Agreement at the times provided in, and otherwise in accordance with the terms of, the Eurobond Facility Agreement.

(c)         Only one Loan may be requested in each Utilisation Request.

5.3        Currency and amount

(a)         The currency specified in a Utilisation Request must be Dollars.

(b)         The amount of the proposed Loan must be:

(i)             in the case of the first Utilisation under Tranche 1, an amount equal to the aggregate amount due and payable under the Eurobond Facility Agreement on its maturity date;

(ii)            in the case of any other Utilisation under Tranche 1, a minimum of USD5,000,000 or, if less, the Available Tranche 1 Commitments; or

(iii)           in the case of Tranche 2, a minimum of USD25,000,000 or, if less, the Available Tranche 2 Commitments.

5.4         Lenders’ participation

(a)        If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)         The amount of each Lender’s participation in each Loan will be equal to the proportion borne by:

(i)             in the case of a Loan under Tranche 1, its Available Tranche 1 Commitment to the aggregate for the time being of each Lender’s Available Tranche 1 Commitment; and

(ii)            in the case of a Loan under Tranche 2, its Available Tranche 2 Commitment to the aggregate for the time being of each Lender’s Available Tranche 2 Commitment,

in each case, immediately prior to making the Loan.

(c)         The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5        Cancellation of Commitment

(a)         The Available Tranche 1 Commitments shall be immediately cancelled at the end of the Availability Period for Tranche 1.

(b)         The Available Tranche 2 Commitments shall be immediately cancelled at the end of the Availability Period for Tranche 2.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.           REPAYMENT

(a)         The Borrower shall repay each Loan on the Termination Date.

(b)         The Borrower may not reborrow any part of the Facility which is repaid.

7.           PREPAYMENT AND CANCELLATION

7.1         Illegality

If it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)            that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)           upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)            the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2         Change of Shareholding Structure

If a Change of Shareholding Structure occurs:

(a)            the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)           a Lender shall not be obliged to fund a Utilisation; and

(c)            if the Majority Lenders so require, the Agent shall, by not less than 15 days’ notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3         Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of USD10,000,000) of the aggregate of each Lender’s Available Tranche 1 Commitment and/or Available Tranche 2 Commitment (as the case may be). Any cancellation under this Clause 7.3 shall reduce the Tranche 1 Commitments and/or Tranche 2 Commitments (as the case may be) of the Lenders rateably under the Facility.

7.4         Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of USD10,000,000).

7.5         Right of repayment and cancellation in relation to a single Lender

(a)         If:

(i)             any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)            any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)           any Lender notifies the Agent that it intends to claim payment of any Mandatory Costs pursuant to paragraph 3 of Schedule 4 (Mandatory Cost formula),

the Borrower may, whilst the circumstance giving rise to the requirement, indemnification or Additional Cost Rate continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)         On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)         On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.6         Restrictions

(a)         Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)         Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)         The Borrower may not reborrow any part of the Facility which is prepaid.

(d)         The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)         No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)          If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.           INTEREST

8.1         Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)           Margin;

(b)           LIBOR; and

(c)           Mandatory Cost, if any.

8.2         Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan.

8.3         Default interest

(a)         If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)         If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)             the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)            the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4         Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.           INTEREST PERIODS

9.1         Interest Periods

(a)         Each Interest Period for a Loan shall be three Months (or such other period as may be agreed between the Borrower and the Agent from time to time), except in the case of a Loan made after the first Utilisation Date, in which case the first Interest Period in relation to that Loan shall start on the Utilisation Date relating to that Loan and end on the last day of the current Interest Period for outstanding Loans.

(b)        An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)         Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2         Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3         Consolidation of Loans

If two or more Interest Periods end on the same date, the Loans to which they relate shall, on that date, be consolidated into, and treated as, a single Loan.

10.         CHANGES TO THE CALCULATION OF INTEREST

10.1       Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2       Market disruption

(a)         If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)             the Margin;

(ii)            the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)           the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)         In this Agreement “Market Disruption Event” means:

(i)             at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)            before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3       Alternative basis of interest or funding

(a)         If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)         Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4      Break Costs

(a)         The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)         Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.         FEES

11.1      Commitment fee

(a)         The Borrower shall pay to the Agent (for the account of each Lender) a fee in Dollars computed at the rate of:

(i)             0.875 per cent. per annum on that Lender’s Available Tranche 1 Commitment for the Availability Period applicable to Tranche 1; and

(ii)            0.875 per cent. per annum on that Lender’s Available Tranche 2 Commitment for the Availability Period applicable to Tranche 2.

(b)         The accrued commitment fee is payable on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2       Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3       Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.         TAX GROSS-UP AND INDEMNITIES

12.1      Definitions

(a)         In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)         Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2      Tax gross-up

(a)         The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)         The Borrower shall promptly, upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)         If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)         If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)         Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3      Tax indemnity

(a)         The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)         Paragraph (a) above shall not apply:

(i)             with respect to any Tax assessed on a Finance Party:

(A)         under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)            to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)         A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)         A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4       Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)            a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5       Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6       Value added tax

(a)         All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)         If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)         Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.7      Residence certificates

(a)         Each Finance Party shall, as soon as reasonably possible, make an application in accordance with applicable law to the relevant authority for the issue/certification of a residence certificate in accordance with the laws of the relevant jurisdiction confirming its residence for Tax purposes and promptly upon receipt of such residence certificate provide it to the Borrower.

(b)         If, having used all reasonable efforts, a Finance Party has been unable to provide such residence certificate, then the relevant Finance Party shall, promptly on request by the Borrower provide to the Borrower, evidence that it has made a timely application in accordance with applicable law to the relevant authority for the issue of the residence certificate referred to in paragraph (a) above.

(c)         For the avoidance of doubt, this Clause 12.7 shall not apply to a Finance Party resident in a country without a double tax treaty with the Russian Federation.

13.         INCREASED COSTS

13.1      Increased costs

(a)         Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)         In this Agreement “Increased Costs” means:

(i)             a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)            an additional or increased cost; or

(iii)           a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2      Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3      Exceptions

(a)         Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)             attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)            compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)           compensated for by the payment of the Mandatory Cost; or

(iv)          attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)         In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.        OTHER INDEMNITIES

14.1      Currency indemnity

(a)         If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)             making or filing a claim or proof against the Borrower;

(ii)            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2      Other indemnities

The Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)            the occurrence of any Event of Default;

(b)          a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)            funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)          a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3      Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)            investigating any event which it reasonably believes is a Default; or

(b)           acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.        MITIGATION BY THE LENDERS

15.1      Mitigation

(a)         Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2      Limitation of liability

(a)         The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.         COSTS AND EXPENSES

16.1       Transaction expenses

The Borrower shall within five Business Days on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution of, and syndication under:

(a)         this Agreement and any other documents referred to in this Agreement, in accordance with the Mandate Letter; and

(b)         and any other Finance Documents executed after the date of this Agreement.

16.2       Amendment costs

If an Obligor requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3       Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.         REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1       Status

(a)         Each Obligor is an open joint stock company, duly incorporated and validly existing under the laws of the Russian Federation.

(b)         Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2       Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to any Reservations, legal, valid, binding and enforceable.

17.3       Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)            any law or regulation applicable to it;

(b)           its or any of its Subsidiaries’ constitutional or other internal documents; or

(c)            any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets,

nor result in the existence of, or oblige it to create, any Security over any of its or its Subsidiaries’ assets. For the avoidance for doubt and without limiting the generality of the foregoing, borrowing or guaranteeing (as the case may be) the Total Commitments will not cause any borrowing or guaranteeing limit binding upon any Obligor to be exceeded nor will such borrowing or guaranteeing or the entry into the Finance Documents to which an Obligor is a party oblige it to enter into any subordination agreement in respect thereof.

17.4       Power and authority

(a)         Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)         Without limiting the generality of paragraph (a) above, none of the Finance Documents, and none of the transactions contemplated thereunder, does or will constitute a major transaction or an interested party transaction for any Obligor under applicable Russian law, except where requisite corporate approvals authorising all major transactions and all interested party transactions have been obtained by it with respect to such Finance Documents.

17.5       Validity and admissibility in evidence

As regards each Obligor, all Authorisations required or desirable:

(a)            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been (or will be when required by applicable law or regulation) obtained or effected and are (or will be at the time required by applicable law or regulation) in full force and effect.

17.6      Governing law and enforcement

(a)         As regards each Obligor, subject to any Reservations, the choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)         As regards each Obligor, subject to any Reservations, any arbitration award obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

17.7       Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is resident in a jurisdiction which has a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics, to which the Russian Federation has succeeded), the effect of which is to provide that payment of interest to the relevant Lender by the Borrower may be made free and clear of any deduction for or on account of Tax, and has delivered the tax residence certificate referred to in paragraph (a) of Clause 12.7 (Residence certificates).

17.8      No filing or stamp taxes

Under the law of any Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (excluding, for the avoidance of doubt, the submission by the Borrower of a copy of this Agreement to the relevant Russian authorised bank (including, without limitation and if relevant, the Passport Bank) through which payments to and from it under this Agreement and/or other Finance Documents, as the case may be, are to be made in accordance with Instruction 117-I).

17.9      No default

(a)         No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.10    No misleading information

(a)         Any factual information provided by or on behalf of any Obligor in writing in connection with any Finance Document (including, without limitation, the Agreed Reorganisation Memorandum) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         Any financial projections contained in any written information provided by or on behalf of any Obligor to any Finance Party in connection with any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)         Nothing has occurred or been omitted from any written information (including, without limitation, the Agreed Reorganisation Memorandum) provided by any Obligor to any Finance Party in connection with any Finance Document that results in the information referred to in paragraphs (a) and (b) above being untrue or misleading in any material respect.

17.11    Financial statements

(a)         The Original Financial Statements of each Obligor were prepared in accordance with GAAP or RAS (as applicable) consistently applied.

(b)         The Original Financial Statements of each Obligor fairly represent that Obligor’s financial condition and operations (and the consolidated financial condition of the Group in the case of the Borrower) as at the end of and for the relevant financial period.

(c)         No Obligor has incurred any material liabilities since the date of its Original Financial Statements or the most recent financial statements delivered pursuant to Clause 18.1 (Financial statements) (whichever is later), which were not disclosed to the Agent in writing.

(d)         There has been no material adverse change in the business or financial condition of any Obligor other than the Borrower (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date of its Original Financial Statements.

17.12    Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13    No proceedings pending or threatened

Save as fully, fairly and specifically disclosed to the Agent in writing prior to the date of this Agreement and except for any frivolous or vexatious proceedings which are being contested in good faith and with appropriate action and which are discharged, stayed or dismissed within 30 days from commencement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) have been started or threatened against any Obligor or any of its Subsidiaries.

17.14    Title

Each Obligor and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.

17.15    Environmental Laws and Environmental Licences

Except as fully, fairly and specifically disclosed to the Agent in writing prior to the date of this Agreement, each Obligor and each of its Subsidiaries has:

(a)            complied with all Environmental Laws to which it may be subject;

(b)           obtained all Environmental Licences required or desirable in connection with its business; and

(c)            complied with the terms of those Environmental Licences.

17.16    Environmental releases

No:

(a)           property currently or previously owned, leased, occupied or controlled by any Obligor or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)           discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property.

17.17    Taxes

(a)         Each Obligor and each of its Subsidiaries are not materially overdue in filing any income tax returns and all other material tax returns which are required to be filed in all jurisdictions.

(b)         Each Obligor and each of its Subsidiaries have duly paid when due all Taxes required to be paid by it other than any Taxes:

(i)             that are being contested by it in good faith and in accordance with the relevant procedures, for which adequate reserves are being maintained in accordance with GAAP and where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any attachment or freezing of its assets; or

(ii)            the non-payment of which is not likely to have a Material Adverse Effect.

17.18    Pensions, undisclosed liabilities

(a)         No member of the Group has any material liability in respect of any pension scheme or otherwise and there are no circumstances which would give rise to such a liability.

(b)         Each member of the Group is in compliance with all applicable laws and contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees.

17.19    Immunity

(a)         The execution by each Obligor of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)         No Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to any Finance Document.

17.20    Group Structure Chart

The Group Structure Chart delivered pursuant to Part I of Schedule 2 (Conditions precedent and subsequent) is complete and accurate.

17.21    Solvency

(a)         No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated nor, in any such case, will it become so in consequence of entering into any Finance Document, and/or performing any transaction contemplated by any Finance Document.

(b)         No Obligor has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 21.8 (Insolvency proceedings).

17.22    No Security

No Security exists over all or any of any Obligor’s (or any of its Subsidiaries’) assets other than Permitted Security.

17.23    Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, the date on which the Agreed Reorganisation is completed and the first day of each Interest Period.

18.        INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1      Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available but in any event within:

(i)           180 days after the end of the Borrower’s financial years its audited consolidated financial statements for that financial year prepared in accordance with GAAP;

(ii)          90 days after the end of each half of the Borrower’s financial years its consolidated financial statements for that financial half year prepared in accordance with GAAP;

(iii)         90 days after the end of each quarter of the Borrower’s financial years, its consolidated financial statements for that financial quarter prepared in accordance with GAAP;

(b)           as soon as the same become available but in any event within 180 days after the end of each of that Obligor’s financial years, that Obligor’s audited financial statements (stand-alone in the case of the Borrower) for that financial year prepared in accordance with RAS;

(c)           as soon as the same become available but in any event within 95 days after the end of each of that Obligor’s financial years, that Obligor’s unaudited financial statements (stand-alone in the case of the Borrower) for that financial year prepared in accordance with RAS;

(d)           as soon as the same become available, but in any event within 35 days after the end of each quarter of each of that Obligor’s financial years, that Obligor’s financial statements for that financial quarter prepared in accordance with RAS; and

(e)            as soon as the same becomes available, but in any event not later than 30 April in any financial year, the updated business model of the Group (substantially in the form of the business model delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent)) for the immediately following financial year.

18.2      Compliance Certificate

(a)         The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) to (c) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date at which those financial statements were drawn up and confirming that no Default is continuing as at the date of the Compliance Certificate.

(b)         Each Compliance Certificate shall be signed by the general director and the chief accountant of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial statements), shall be confirmed by the Borrower’s auditors in the form agreed by the Borrower and all the Lenders before the date of this Agreement.

18.3      Requirements as to financial statements

(a)         Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by the general director and the chief accountant of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)         The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP or RAS (as the case may be), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or RAS (as the case may be), the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)             a description of any change necessary for those financial statements to reflect RAS, or GAAP (as the case may be), accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)            sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4      Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon any change in the corporate structure of the Group, an updated Group Structure Chart; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

18.5      Notification of default

(a)         The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).

(b)         Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6      “Know your customer” checks

(a)         If:

(i)             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)            any change in the status of an Obligor after the date of this Agreement; or

(iii)           a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, and shall procure that each Obligor shall, promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)         Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.         FINANCIAL COVENANTS

19.1       Financial condition

(a)         At any time, in relation to the Group on a consolidated basis, the ratio of Total Debt to Adjusted EBITDA shall not exceed 3.5:1.

(b)         For each Relevant Period ending on a Relevant Date, in relation to the Group on a consolidated basis, the ratio of Adjusted EBITDA to Interest Expense shall not be less than 4:1.

(c)         For each Relevant Period ending on a Relevant Date, the ratio of the combined Adjusted EBITDA of the Obligors (construed by reference to their stand-alone financial statements) to the consolidated Adjusted EBITDA of the Group shall not be less than 0.7:1.

(d)         For each Relevant Period ending on a Relevant Date, the ratio of the combined Total Assets of the Obligors (construed by reference to their stand-alone financial statements) to the consolidated Total Assets of the Group shall not be less than 0.7:1.

19.2      Financial covenant calculations

(a)         Total Debt, Adjusted EBITDA, Interest Expense and Total Assets shall be calculated and interpreted in accordance with GAAP applicable to the Original Financial Statements and shall be expressed in Dollars.

(b)         Total Debt, Adjusted EBITDA, Interest Expense and Total Assets shall be determined from the financial statements delivered under Clause 18.1 (Financial statements) and the Compliance Certificates delivered under Clause 18.2 (Compliance Certificate) in which the combined Adjusted EBITDA and the combined Total Assets of the Obligors shall be calculated on the basis of the pro-forma GAAP statements of each Obligor for each Relevant Period.

(c)         For the purpose of paragraph (c) of Clause 19.1 (Financial condition) the combined Adjusted EBITDA of the Obligors shall exclude any Adjusted EBITDA attributable to intra-Group sales, if any.

(d)         For the purpose of paragraph (d) of Clause 19.1 (Financial condition) the combined Total Assets of the Obligors shall exclude any intra-Group items, including but not limited to:

(i)             any investment made by any Obligor in any other member of the Group;

(ii)            any intra-Group loans granted by an Obligor to any other member of the Group; or

(iii)           any receivables due to any Obligor from any other member of the Group.

19.3      Financial definitions

In this Clause 19:

“Adjusted EBITDA” means the total consolidated net profit of the Group or the net profit of the relevant Obligor (as applicable):

(a)            before taking into account:

(i)           Interest Expense;

(ii)          interest income;

(iii)         Tax;

(iv)         profits (or losses) attributable to minority interests in any member of the Group or the relevant Obligor (as applicable);

(v)         any share of the profit of any associated company or undertaking, except for dividends or other profit distributions (net of Tax) received in cash by any member of the Group or the relevant Obligor (as applicable);

(vi)         all extraordinary and exceptional items; and

(vii)        exchange rate gains (or losses) arising due to the re-translation of balance sheet items and mark-to-market adjustments on currency swaps;

(b)           after excluding (to the extent included) any gains or losses on the disposal or revaluation of assets (other than in the ordinary course of trading);

(c)            after adding any business interruption loss incurred which is covered by insurance and which is not added back to the total consolidated net profit of the Group or the relevant Obligor (as applicable) in accordance with GAAP;

(d)           after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill); and

(e)            including the Adjusted EBITDA of a member of the Group acquired by the Group or the relevant Obligor (as applicable) during that Relevant Period for the part of that Relevant Period when it was not a member of the Group but excluding the Adjusted EBITDA attributable to any member of the Group sold by the Group or the relevant Obligor (as applicable) during that Relevant Period.

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Total Debt (where “other financial charges” include, but are not limited to, such items as:

(a)            the interest element of leasing and hire purchase payments;

(b)           commitment fees, commissions, arrangement fees and guarantee fees; and

(c)            prepayment fees),

adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by any member of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements.

“Relevant Date” means:

(a)            for the purposes of paragraphs (a) and (b) of Clause 19.1 (Financial condition), the last day of each financial quarter of a financial year; and

(b)           for the purposes of paragraphs (c) and (d) of Clause 19.1 (Financial condition), the last day of each half of a financial year,

being the dates as at (or to) which a particular ratio is tested.

“Relevant Period” means:

(a)            for the purposes of paragraphs (a) and (b) of Clause 19.1 (Financial condition), each period of four consecutive financial quarters ending on a Relevant Date; and

(b)           for the purposes of paragraphs (c) and (d) of Clause 19.1 (Financial condition), each period of two consecutive financial half-years ending on a Relevant Date.

“Total Assets” means, in respect of an Obligor, the total assets of that Obligor as construed by reference to the stand-alone financial statements of that Obligor and, in respect of the Group, the total assets of the Group as construed by reference to the consolidated financial statements of the Borrower, in each case, delivered pursuant to Clause 18.1 (Financial statements).

“Total Debt” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of the Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than Dollars shall on that day be taken into account in its Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with GAAP applicable to the Original Financial Statements of the Group.

20.         GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1       Authorisations

The Borrower shall, and shall procure that each other Obligor shall, promptly:

(a)            obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)           supply certified copies to the Agent of

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality,

validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2       Compliance with laws

The Borrower shall, and shall procure that each other Obligor will, comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to impair its ability to perform its obligations under the Finance Documents.

20.3       Negative pledge

The Borrower shall not, and shall procure that no other member of the Group will, create or permit to subsist any Security over any of its assets other than Permitted Security.

20.4       Disposals

The Borrower shall not, and shall procure that no other member of the Group will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset other than a Permitted Disposal.

20.5       Distributions

The Borrower shall not declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares in respect of any financial year in an amount exceeding 40 per cent. of net profits of the Group for such financial year as construed by reference to the consolidated financial statements of the Borrower delivered under paragraph (a) of Clause 18.1 (Financial statements).

20.6       Reorganisation

The Borrower shall not (and shall ensure that no other member of the Group will) enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdelyeniye obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction, other than the Agreed Reorganisation, in each case, without the prior consent of the Agent.

20.7       Acquisitions

Save with the prior written consent of the Agent, the Borrower shall not (and shall ensure that no other member of the Group will) make any Acquisition, other than an Acquisition of a business or going concern with business operations substantially similar to the general nature of the business of the Group, provided that:

(a)            the aggregate Acquisition Costs in any financial year do not exceed 25 per cent. of the Total Assets of the Group for such financial year as construed by reference to the consolidated financial statements of the Borrower delivered under paragraph (a) of Clause 18.1 (Financial statements);

(b)           such Acquisition is made at fair market value; and

(c)            no Default is continuing or would result from the proposed Acquisition.

20.8       Change of business

The Borrower shall procure that no change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement.

20.9       Insurance

The Borrower shall, and shall procure that each other Obligor will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies.

20.10     Environmental undertakings

The Borrower shall, and shall procure that each other Obligor will:

(a)            comply with all Environmental Laws to which it may be subject;

(b)           obtain all Environmental Licences required or desirable in connection with its business; and

(c)            comply with the terms of all those Environmental Licences.

20.11               Environmental claims

The Borrower shall, and shall procure that each other Obligor will, promptly notify the Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law.

20.12     Loans

(a)         The Borrower shall not, and shall ensure that no other Obligor shall, without the prior written consent of the Agent, make any loans or grant any credit to or for the benefit of any person.

(b)         Paragraph (a) above does not apply to:

(i)             any trade credit extended by any Obligor to its customers on arm’s length terms and in the ordinary course of trading;

(ii)            any unsecured loans granted by an Obligor to another Obligor;

(iii)                                any loans granted by an Obligor to any other member of the Group which is not an Obligor on arm’s length terms and solely for the purpose of developing the baby food, agricultural, dairy or beverage business of the Group; or

(iv)          any loans granted by an Obligor to any person which is not a member of the Group, provided that:

(A)         without prejudice to paragraph (C) below, the aggregate amount of all such loans granted to distributors or suppliers of raw milk and other dairy products to any member of the Group does not exceed 10 per cent. of the Total Assets of the Group;

(B)          without prejudice to paragraph (C) below, the aggregate amount of all such loans granted to persons other than distributors or suppliers of raw milk and other dairy products to any member of the Group does not exceed 5 per cent. of the Total Assets of the Group; and

(C)          the aggregate amount of all such loans and credit referred to in this paragraph (iv) does not exceed 10 per cent. of the Total Assets of the Group.

20.13     Guarantees

The Borrower shall not, and shall ensure that no other Obligor shall, without the prior written consent of the Agent, grant any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, other than:

(a)            any guarantee granted by an Obligor to any person which is not a member of the Group in respect of the obligations of any other member of the Group;

(b)           any guarantee or indemnity granted pursuant to the Finance Documents; or

(c)            any Permitted Guarantee.

20.14               Acknowledgement following Agreed Reorganisation

Following completion of the Agreed Reorganisation, the Borrower shall:

(a)         if the Agreed Reorganisation in relation to the Borrower is by way of:

(i)          the merger of the Borrower and WBD, (A) if required or desirable in accordance with applicable law, assign its rights and novate its obligations under the Finance Documents to which it is a party to the resulting entity and (B) procure that the resulting entity shall acknowledge such rights and obligations as if it were an original party to this Agreement; or

(ii)         the accession of WBD to the Borrower such that the Borrower is the surviving entity, acknowledge its rights and obligations under the Finance Documents to which it is a party; and

(b)         if the Agreed Reorganisation in relation to WBD Beverages is by way of:

(i)          the merger of WBD Beverages and certain other Subsidiaries of the Borrower, (A) if required or desirable in accordance with applicable law, procure that WBD Beverages shall assign its rights and novate its obligations under the Finance Documents to which it is a party to the resulting entity and (B) procure that the resulting entity shall acknowledge such rights and obligations as if it were an original party to the relevant Finance Document; or

(ii)         the accession of such Subsidiaries to WBD Beverages such that WBD Beverages is the surviving entity, procure that WBD Beverages shall acknowledge its rights and obligations under the Finance Documents to which it is a party, in each case, in form and substance satisfactory to the Agent.

20.15     Submission of documents to Russian bank

The Borrower shall (and shall ensure that each other Obligor will) comply in all respects with applicable currency control laws and regulations to which it may be subject in connection with the entry into, and performance of its obligations under, the Finance Documents and shall (and shall ensure that each other Obligor will), inter alia, timely submit to the relevant Russian authorised bank (including, where relevant, the Passport Bank) through which payments to and from it under this Agreement and/or other Finance Documents, as the case may be, are to be made, such documents and other information as may be required from time to time under

Instruction 117-I and applicable currency control laws and regulations for the purpose of the receipt and making of such payments, in accordance with the procedure described therein and in form and substance satisfactory to that Russian authorised bank.

21.         EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.19 (Acceleration)).

21.1       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)            its failure to pay is caused by administrative or technical error; and

(b)           payment is made within three Business Days of its due date.

21.2       Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3       Other obligations

(a)              An Obligor does not comply with any provision of any Finance Document (other than those referred to in Clause 4.3 (Conditions subsequent), Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)              No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply (whichever occurs earlier).

21.4       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5                     Cross default

(a)         Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)         Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)         Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)         Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)         No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above (when aggregated with the aggregate amount of Financial Indebtedness falling within Clause 21.6 (Statutory rights resulting from Agreed Reorganisation)) of the Group on a consolidated basis is less than USD15,000,000 (or its equivalent in any other currency or currencies).

21.6       Statutory rights resulting from Agreed Reorganisation

(a)         Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of the exercise by a creditor of a member of the Group, being a subject of the Agreed Reorganisation, of its statutory right to accelerate the repayment of the debt owed to it, as conferred upon it by statute following the announcement of the Agreed Reorganisation.

(b)         No Event of Default will occur under this Clause 21.6 if the aggregate amount of Financial Indebtedness falling within paragraph (a) above (when aggregated with the aggregate amount of Financial Indebtedness and commitment for Financial Indebtedness falling within paragraphs (a) to (d) of Clause 21.5 (Cross default)) of the Group on a consolidated basis is less than USD15,000,000 (or its equivalent in any other currency or currencies).

21.7       Insolvency

(a)         A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)         The value of the assets of any member of the Group (as determined in accordance with GAAP) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)         A moratorium is declared in respect of any indebtedness of any member of the Group.

21.8       Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to or any petition is presented for:

(a)            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, bankruptcy, insolvency, financial rehabilitation, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than an intra-Group voluntary merger or reorganisation on a solvent basis of any member of the Group which constitutes the Agreed Reorganisation), including, but not limited to, implementation of pre-judicial recovery (dosudebnaya sanatsiya) or institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravlenie) or bankruptcy management (konkursnoye proizvodstvo);

(b)           a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)            the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya) (other than in respect of a voluntary solvent liquidation of a member of the Group which is not an Obligor), temporary manager (vremennyi upravlaushiy), administrative manager (administrativniy upravlaushiy), external manager (vneshniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(d)                                  the convening or announcement of an intention to convene a meeting of creditors of any member of the Group for the purposes of considering an amicable settlement (as defined in the Russian Insolvency Law); or

(e)            the enforcement of any Security over any asset or assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

21.9       Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor with an aggregate value of not less than USD15,000,000 (or equivalent in other currencies) and is not discharged within 15 Business Days.

21.10     Ownership or control of the Guarantors

Save as a result of the Agreed Reorganisation, the ownership or control (whether legal or beneficial, and whether direct or indirect) of any of the Guarantors changes without the prior consent of the Agent, acting on the instructions of all the Lenders.

21.11     Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under a Finance Document.

21.12     Repudiation

An Obligor repudiates a Finance Document or evidences in writing an intention to repudiate a Finance Document.

21.13     Litigation

Any litigation, arbitration, proceeding or dispute is started or threatened in writing against any member of the Group that is reasonably likely to have a Material Adverse Effect.

21.14     Failure to comply with final judgment

Any member of the Group fails to comply with a binding judgment or any final order made or given by any court of competent jurisdiction which, in respect of non-Obligors only, might have a Material Adverse Effect.

21.15     Material adverse change

Any event or circumstance exists, has occurred or is reasonably likely to occur that the Majority Lenders reasonably determine has a Material Adverse Effect.

21.16     Cessation of business

Any Obligor suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business except as a result of the Agreed Reorganisation.

21.17     Taxes

A Tax claim is presented to an Obligor or any of its Subsidiaries unless:

(a)            it is being contested by it in good faith and in accordance with the relevant procedures, for which adequate reserves are being maintained in accordance with GAAP and where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any attachment or freezing of its assets; or

(b)           the non-payment of such Tax claim is not likely to have a Material Adverse Effect.

21.18      Sovereign intervention

(a)         By or under the authority of any government:

(i)             the management of any member of the Group is wholly or materially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed;

(ii)            any of the revenues of the Group or any Material Asset(s) is seized, nationalised, expropriated or compulsorily acquired; or

(iii)           any member of the Group is otherwise deprived of, or prevented from exercising, ownership or control of all or any part of its business, assets or rights, the value of which (as determined in accordance with GAAP) exceeds 5 per cent. in aggregate of the Total Assets of the Group.

(b)         Any foreign exchange law is enacted or introduced in the Russian Federation, Ukraine, Georgia, Kyrgyzstan or Uzbekistan which, in the opinion of the Agent, has or might have the effect of preventing or delaying any payment under any Finance Document.

(c)         A moratorium is called on the payment of interest or repayment of principal on international debts of Russian borrowers generally or a class thereof to which the Borrower or any other Obligor belongs which has the effect of preventing or delaying any payment under any Finance Document.

(d)         A deterioration occurs in the political or economic situation in any of the Russian Federation, Ukraine, Georgia, Kyrgyzstan or Uzbekistan or an act of war or hostilities, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency or threat thereof occurs in or involving any of the Russian Federation, Ukraine, Georgia, Kyrgyzstan or Uzbekistan which (in any case and in the reasonable opinion of the Majority Lenders) has or might reasonably be expected to have a Material Adverse Effect.

21.19               Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)            cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)            declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

22.         CHANGES TO THE LENDERS

22.1       Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)            assign any of its rights; or

(b)           transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2                     Conditions of assignment or transfer

(a)         The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)         The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)         The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)         An assignment will only be effective on:

(i)             receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)            performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)         A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(f)          If:

(i)             a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)            as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities), or Clause 4.1 (Tax Gross-up) of the Guarantees, or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3       Assignment or transfer fee

Each New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD2,000 unless such assignment or transfer is to an Affiliate of an Existing Lender in which case no fee shall be payable.

22.4       Limitation of responsibility of Existing Lenders

(a)         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)             the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)            the financial condition of any Obligor;

(iii)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)            will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)         Nothing in any Finance Document obliges an Existing Lender to:

(i)             accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)            support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5       Procedure for transfer

(a)         Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The

Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)         The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)         On the Transfer Date:

(i)             to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)            each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)           the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

22.6       Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7       Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)            to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause 22.7 supersedes any previous agreement relating to the confidentiality of this information.

22.8       Agreed Reorganisation

Subject to Clause 21.6 (Statutory rights resulting from Agreed Reorganisation), each Lender shall refrain from exercising its statutory right to accelerate the repayment of the Liabilities, as conferred upon it by statute, following the announcement of the Agreed Reorganisation.

23.         CHANGES TO THE BORROWER

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except as permitted in accordance with the Agreed Reorganisation.

SECTION 9

THE FINANCE PARTIES

24.         ROLE OF THE AGENT AND THE ARRANGER

24.1       Appointment of the Agent

(a)         Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)         Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2       Duties of the Agent

(a)         The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)         Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)         If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(e)         The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

24.3       Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4       No fiduciary duties

(a)         Nothing in this Agreement constitutes the Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)         Neither the Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5       Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6       Rights and discretions of the Agent

(a)         The Agent may rely on:

(i)             any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)            any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)         The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)             no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)            any right, power, authority or discretion vested in any Party or the Majority Lenders (or if appropriate, the Lenders) has not been exercised; and

(iii)           any notice or request made by an Obligor (other than a Utilisation) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)         The Agent may engage, at the cost of the Borrower, and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)         The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)         The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)          Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7       Majority Lenders’ instructions

(a)         Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)         Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)         The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)         In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)         The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8       Responsibility for documentation

Neither the Agent nor the Arranger:

(a)            is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9       Exclusion of liability

(a)         Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 27.10 (Disruption to payment systems etc.)), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)         No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 24.9.

(c)         The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)         Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

24.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) without prejudice to Clause 27.10 (Disruption to payment systems etc.) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.11    Resignation of the Agent

(a)         The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)         Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)         If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)         The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)         The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)          Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(g)         After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12    Confidentiality

(a)         The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its division which shall be treated as a separate entity from any other of its divisions or departments.

(b)         If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13    Relationship with the Lenders

(a)         The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)         Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

24.14    Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)            the financial condition, status and nature of each member of the Group;

(b)          the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)            whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)          the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15    Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16    Management Time of the Agent

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to it under Clause 11 (Fees).

24.17    Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

25.        CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)            interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)            oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.         SHARING AMONG THE FINANCE PARTIES

26.1       Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)            the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)          the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)            the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3       Recovering Finance Party’s rights

(a)         On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)         If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall ensure that the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4      Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)            each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)          that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower shall ensure that the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5      Exceptions

(a)         This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the relevant Obligor.

(b)         A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)             it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)           that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.        PAYMENT MECHANICS

27.1      Payments to the Agent

(a)        On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)         Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2      Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3      Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4      Clawback

(a)        Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)        If the Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent calculated by it to reflect its cost of funds.

27.5                   Partial payments

(a)                            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6                   No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7                   Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8                   Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Dollar shall be paid in that other currency.

27.9                   Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.10             Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)                                   the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                                  the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                   the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                  any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and waivers);

(e)                                   the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and

(f)                                     the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.                         SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                         NOTICES

29.1                   Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2                   Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of the Borrower, that identified with its name below;

(b)                                  in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3                   Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)                            All notices from or to the Borrower shall be sent through the Agent.

29.4                   Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5                   Electronic communication

(a)                            Without prejudice to paragraph (c) of Clause 33.1 (Required consents), any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                    agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                              notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6                   English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.                         CALCULATIONS AND CERTIFICATES

30.1                   Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                   Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                   Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.                         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.                         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.                         AMENDMENTS AND WAIVERS

33.1                   Required consents

(a)                            Subject to Clause 33.2 (Exceptions), any term of the Finance Documents to which the Borrower is a Party may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)                            An amendment to any Finance Document shall be in writing and shall be signed by the duly authorised signatories of the relevant Parties.

33.2                   Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                                a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment;

(v)                                  a change to the Borrowers other than in accordance with Clause 23 (Changes to the Borrower);

(vi)                               an extension of an Availability Period;

(vii)                            a change of the currency of any payment under any Finance Document;

(viii)                         the release of the obligations of any Guarantor under any Finance Documents;

(ix)                                 any provision which expressly requires the consent of all the Lenders; or

(x)                                  Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties), or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or, as the case may be, the Arranger.

34.                         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.                         GOVERNING LAW

This Agreement is governed by English law.

36.                         ENFORCEMENT

36.1                   Arbitration

Subject to Clause 36.4 (Agent’s option), any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”).

36.2                   Procedure for arbitration

(a)                            The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman (who shall be a lawyer currently qualified in England and Wales and be admitted to the Bar of England and Wales), shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of the appointment of the second arbitrator.

(b)                           In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such failure who shall designate one of them as chairman.

(c)                            If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such agreement.

(d)                           The seat of arbitration shall be London, England, and the language of the arbitration shall be English.

(e)                            Where disputes arise under this Agreement and/or any other Finance Document which, in the reasonable opinion of the first arbitrator to be appointed by a Finance Party in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitrator shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If he so orders, the parties to each dispute which is subject to his order shall be treated as having consented to that dispute being finally decided:

(i)                                      by the arbitrator who ordered the consolidation unless the LCIA Court decides that he would not be suitable or impartial; and

(ii)                                   in accordance with the procedure, at the seat and in the language specified in the arbitration agreement in the contract under which the arbitrator who ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitrator in the consolidated proceedings.

36.3                   Recourse to courts

Save as provided in Clause 36.4 (Agent’s option), the parties exclude the jurisdiction of the courts under sections 45 and 69 of the Arbitration Act 1996.

36.4                   Agent’s option

Before an arbitrator has been appointed by a Finance Party to determine a Dispute, the Agent may (and, if so directed by the Majority Lenders, shall) by notice in writing to the Borrower require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 36.5 (Jurisdiction).

36.5                   Jurisdiction

(a)                            The courts of England have non-exclusive jurisdiction to settle any Dispute.

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 36.5 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.6                   Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                   irrevocably appoints Clifford Chance Secretaries Limited of 10 Upper Bank Street, London E14 5JJ, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document governed by English law; and

(b)                                  agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

36.7                   Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Tranche 1 Commitment	Tranche 2 Commitment
ABN AMRO Bank N.V.	20,400,000	13,600,000

CALYON	20,400,000	13,600,000

ING Bank N.V., Dublin Branch	20,400,000	13,600,000

Joint-Stock Bank Orgresbank	19,800,000	13,200,000

EFG Private Bank (Luxembourg) S.A.	15,000,000	10,000,000

Intesa Sanpaolo Bank Ireland plc	15,000,000	10,000,000

Banque Societe Generale Vostok	12,000,000	8,000,000

Alpha Bank A.E.	6,000,000	4,000,000

Banco Nacional Ultramarino, S.A.	6,000,000	4,000,000

Taiwan Cooperative Bank, Offshore Banking Branch	6,000,000	4,000,000

ZAO Svenska Handelsbanken	6,000,000	4,000,000

Bank Sinopac, Offshore Banking Branch	3,000,000	2,000,000

	150,000,000	100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT AND SUBSEQUENT

PART I

CONDITIONS PRECEDENT

1.                               Obligors

(a)                            Notarised copy of each Obligor’s duly registered constitutional documents (including any amendments thereto) and certificate of registration thereof in force at the date of each of the Finance Documents.

(b)                           Notarised copy of (i) each Obligor’s registration certificate issued by the competent registration authority (if applicable), (ii) certificate of its entry into the Unified State Registry of Legal Entities issued by the competent tax authority and (iii) an extract from the Unified Registry of Legal Entities in relation to it issued by the competent tax authority as of the date no earlier than five days prior to the date of each of the Finance Documents.

(c)                            Certified copy of all internal approvals and corporate resolutions necessary to authorise each Obligor to execute and perform the Finance Documents to which it is a party and any related documents and the transactions contemplated thereunder (including, but not limited to, any major transaction approvals or interested party transaction approvals required under applicable Russian law).

(d)                           Evidence of the authority of the relevant signatories of each Obligor (including the Chief Accountant) to execute the Finance Documents to which it is party and any related documents.

(e)                            Original certificate issued by each Obligor:

(i)                                      certifying the sample signature and office of each person that is to execute the Finance Documents to which it is party and any related documents on behalf of such Obligor and certifying that such signatories hold the positions in which capacity they will execute such documents;

(ii)                                   certifying (A) that none of the Finance Documents to which it is party, and none of the transactions contemplated thereunder, does or will constitute a major transaction or an interested party transaction for it under applicable Russian law, except where requisite corporate approvals authorising all major transactions and all interested party transactions have been obtained by it with respect to such Finance Documents and (B) in the case of the Borrower only, that the aggregate value of the transactions contemplated under the Finance Documents exceeds 25 per cent. but does not exceed 50 per cent. of the balance sheet value of its assets as of the latest reporting date (prepared and calculated in accordance with RAS);

(iii)                                certifying that each copy document relating to it that is specified in Part I of this Schedule 2 is correct, complete and in full force and effect as of a date no earlier than each of the Finance Documents to which the relevant Obligor is a party;

(iv)                               confirming that the conclusion of and the performance by it of its obligations under the Finance Documents to which it is a party and any related documents would not contravene any of its internal orders or regulations or decisions of its governing bodies and the power of the chief executive officer and, where relevant, other authorised signatories to act on its behalf, as defined in its constitutional documents and in any power(s) of attorney issued to any signatory/ies referred to in paragraph (i) above, is not limited by any of its internal documents or decisions of its governing bodies or by any contract; and

(v)                                  confirming that borrowing, guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(f)                              Evidence that (A) the Borrower has complied or will comply with applicable currency control laws and regulations in respect of the entry into and performance of any Finance Document to which it is party, including a certified copy of the transaction passport (passport sdelki) of the Borrower in relation to the relevant Finance Documents (in the form established by Instruction 117-I or other applicable currency control laws and regulations, as the case may be) accepted and duly certified by the Passport Bank and (B) all necessary documents in relation to the Finance Documents have been submitted to the Passport Bank in accordance with applicable currency control laws and regulations and in form and substance satisfactory to the Passport Bank, together with certified copies of any of such documents as the Agent may require.

2.                               Legal opinions

(a)                            A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in England.

(b)                           A legal opinion of Linklaters CIS, legal advisers to the Arranger and the Agent in the Russian Federation.

3.                               Finance Documents

An executed original of each:

(a)                                   this Agreement;

(b)                                  each Guarantee; and

(c)                                   each Fee Letter.

4.                               Other documents and evidence

(a)                            The Original Financial Statements of each Obligor.

(b)                           A certified copy of the business model of the Group (including cash flow projections, balance sheet and profit and loss accounts) for the financial year ended on 31 December 2007 as approved by the competent governing body of the Borrower that is able to effectively approve such matters.

(c)                            The latest available consolidated audited annual financial statements of the Borrower prepared in accordance with GAAP, if different from the Borrower’s Original Financial Statements.

(d)                           The latest available consolidated unaudited quarterly financial statements of the Borrower prepared in accordance with GAAP, if different from the Borrower’s Original Financial Statements.

(e)                            The latest available financial statements of each Obligor prepared in accordance with RAS, together with the auditors’ statement (if any), if different from the relevant Obligor’s Original Financial Statements.

(f)                              Confirmation from the tax authorities of the Russian Federation that all liabilities of each Obligor to the tax authorities of the Russian Federation are being routinely discharged to the satisfaction of all the relevant authorities, in form and substance acceptable to the Agent.

(g)                           Evidence that any process agent referred to in Clause 36.6 (Service of process) of this Agreement, clause 14.6 (Service of process) of the WBD Guarantee and clause 14.6 (Service of process) of the WBD Beverages Guarantee has accepted its appointment.

(h)                           A certified copy of a Group structure chart as at the date no earlier than the date of this Agreement.

(i)                               Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(j)                               A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

PART II

CONDITIONS SUBSEQUENT

(a)                            A certified copy of the hedging policy adopted by the Borrower.

(b)                           A certified copy of the Agreed Reorganisation Memorandum, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

(c)                            A legal opinion of Clifford Chance CIS Limited, legal advisers to the Borrower in the Russian Federation, issued in relation to the Agreed Reorganisation and the Agreed Reorganisation Memorandum in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

SCHEDULE 3

UTILISATION REQUEST

From:                                              Open Joint Stock Company “Wimm-Bill-Dann Foods”

To:                                                           ING Bank N.V., London Branch as Agent

Dated:

Dear Sirs

USD 250,000,000 Facility Agreement
dated [       ] 2008 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Tranche to be utilised:	[Tranche 1/Tranche 2]

Currency of Loan:	Dollars

Amount:	[ ]

Interest Period:	3 Months

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].(1)

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

Signed:

	authorised signatory of	Chief Accountant
	Open Joint Stock Company	Open Joint Stock Company
	“Wimm-Bill-Dann Foods”	“Wimm-Bill-Dann Foods”

(1)                            Account of the Borrower held with the Passport Bank.

SCHEDULE 4

MANDATORY COST FORMULA

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

per cent. per annum.

Where: E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                   “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                   “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that

Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)                                      the jurisdiction of its Facility Office; and

(ii)                                   any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph 7.

8.                                 The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above.

9.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.                           Any determination by the Agent pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.                           The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                                                           ING BANK N.V., London Branch as Agent

From:                                              [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

USD 250,000,000 Facility Agreement
dated [        ] 2008 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 22.5 (Procedure for transfer):

(a)                                   The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)                                  The proposed Transfer Date is [          ].

(c)                                   The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                 This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[               ].

[Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:                                                           ING Bank N.V., London Branch as Agent

From:                                              Open Joint Stock Company “Wimm-Bill-Dann Foods”

Dated:

Dear Sirs

USD 250,000,000 Facility Agreement
dated [       ] 2008 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                 We confirm that: [Insert details of covenants to be certified]

3.                                 We confirm that no Default is continuing.

Signed:

	General Director	Chief Accountant
	Open Joint Stock Company	Open Joint Stock Company
	“Wimm-Bill-Dann Foods”	“Wimm-Bill-Dann Foods”

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

SCHEDULE 7

TIMETABLES

“D -   “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-3 10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D-3 11:00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

The Borrower

OPEN JOINT STOCK COMPANY “WIMM-BILL-DANN FOODS”

By:

By:

Chief Accountant

Address:

Fax No:

Attention:

The Arrangers

ABN AMRO BANK N.V.

By:

Address:

Fax No:

Attention:

CALYON

By:

Address:

Fax No:

Attention:

ING BANK N.V.

By:

Address:

Fax No:

Attention:

The Original Lenders

ABN AMRO BANK N.V.

By:

Address:

Fax No:

Attention:

CALYON

By:

Address:

Fax No:

Attention:

ING BANK N.V., DUBLIN BRANCH

By:

Address:

Fax No:

Attention:

JOINT-STOCK BANK ORGRESBANK

By:

Address:

Fax No:

Attention:

EFG PRIVATE BANK (LUXEMBOURG) S.A.

By:

Address:

Fax No:

Attention:

INTESA SANPAOLO BANK IRELAND PLC

By:

Address:

Fax No:

Attention:

BANQUE SOCIETE GENERALE VOSTOK

By:

Address:

Fax No:

Attention:

ALPHA BANK A.E.

By:

Address:

Fax No:

Attention:

BANCO NACIONAL ULTRAMARINO, S.A.

By:

Address:

Fax No:

Attention:

TAIWAN COOPERATIVE BANK, OFFSHORE BANKING BRANCH

By:

Address:

Fax No:

Attention:

ZAO SVENSKA HANDELSBANKEN

By:

Address:

Fax No:

Attention:

BANK SINOPAC, OFFSHORE BANKING BRANCH

By:

Address:

Fax No:

Attention:

The Agent

ING BANK N.V., LONDON BRANCH

By:

Address:

Fax No:

Attention: